Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2023 Results

Strategic Highlights

•	Executed $35M in share repurchases in the quarter; $384M in total executed through February 13, 2024, at an average price of $5.33 per share with approximately 443M shares outstanding

•	Significant progress on Long-Term Care Insurance (LTC) multi-year rate action plan (MYRAP), reducing the estimated remaining amount left to achieve by $1.5B to approximately $5B

•	Achieved $127M of gross incremental premium approved in fourth quarter in the MYRAP, $28B net present value achieved from in-force rate actions (IFAs) since 2012

Financial Highlights

•	Net loss[1] of $212M, or $0.47 per diluted share, and adjusted operating loss1,[2] of $230M, or $0.51 per diluted share

•	Received $128M in capital returns from Enact

•	Completed annual assumption updates with unfavorable impacts in life insurance and LTC of $227M, or $0.50 per diluted share

•	U.S. life insurance companies’ statutory pre-tax income[3] of $148M4 and RBC[5] ratio of 303%[4]

•	Genworth holding company cash and liquid assets of $350M at year-end

Richmond, VA (February 21, 2024) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2023.

“I’m proud of Genworth’s progress against our strategic priorities in 2023,” said Tom McInerney, President & CEO. “We successfully improved the financial condition of our legacy LTC business through our multi-year rate action plan, launched the innovative CareScout Quality Network, and returned $295 million of capital to shareholders. Enact continued to deliver strong performance, generating $552 million in adjusted operating income and $245 million in cash flows to Genworth for the full year. Looking ahead, we are well positioned with financial flexibility and a clear strategy to drive shareholder value in 2024 and beyond.”

[1]	All references reflect amounts available to Genworth’s common stockholders.
[2]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

[3]

Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for Genworth Life Insurance Company (GLIC), Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY), and before realized capital gains or (losses).

[4]	Company estimate for the fourth quarter of 2023 due to timing of the preparation of the filing(s).
[5]	Risk-based capital ratio based on company action level for GLIC consolidated.

Consolidated GAAP Financial Highlights

Consolidated Metrics	Q4 2023	Q3 2023	Q4 2022
(Amounts in millions, except per share data)
Net income (loss)[1]	$(212)	$29	$381
Earnings (loss) per diluted share[1]	$(0.47)	$0.06	$0.76
Adjusted operating income (loss)[1,2]	$(230)	$42	$338
Adjusted operating income (loss) per diluted share[1,2]	$(0.51)	$0.09	$0.67
Weighted-average diluted shares[6]	449.4	466.0	502.9

•	Net loss and adjusted operating loss reflect losses in LTC and Life and Annuities, which include annual assumption updates, partially offset by Enact’s strong operating performance

•

Net investment gains, net of taxes, increased net income by $30 million in the current quarter, compared with net investment losses that decreased net income by $4 million in the prior year. The investment gains in the current quarter were driven primarily by mark-to-market adjustments on limited partnership and equity securities, as well as derivatives gains, partially offset by net trading losses

•

Net investment income was $810 million in the quarter, up from $787 million in the prior year as higher income from limited partnerships and investment yields were partially offset by lower average invested assets

[6]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the company’s loss from continuing operations available to Genworth Financial, Inc.’s common stockholders for the three months ended December 31, 2023, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for performance stock units, restricted stock units and other equity-based awards of 6.3 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations available to Genworth Financial, Inc.’s common stockholders for the three months ended December 31, 2023, dilutive potential weighted-average common shares outstanding would have been 455.7 million.

Enact

GAAP Operating Metrics	Q4 2023	Q3 2023	Q4 2022
(Dollar amounts in millions)
Adjusted operating income[7]	$129	$134	$120
Primary new insurance written	$10,453	$14,391	$15,145
Loss ratio	10%	7%	8%
Equity[8]	$3,785	$3,646	$3,356

•

Current quarter results reflect a favorable pre-tax reserve release of $53 million, primarily from cure performance on delinquencies from 2022 and earlier, including delinquencies related to the coronavirus pandemic (COVID). The prior quarter and prior year included favorable net pre-tax reserve releases of $55 million and $42 million, respectively

•	Net investment income was $57 million in the current quarter, up from $45 million in the prior year from higher yields and higher average invested assets

•	Primary insurance in-force increased six percent versus the prior year to $263 billion, driven by new insurance written (NIW) and continued elevated persistency

•

Primary NIW was down 31 percent versus the prior year and 27 percent versus the prior quarter primarily due to a smaller estimated private mortgage insurance market as both refinancing and purchase originations were impacted by elevated mortgage rates

•	New delinquencies increased 14 percent to 11,706 from 10,304 in the prior year, primarily from the aging of large, new books

Capital Metric	Q4 2023	Q3 2023	Q4 2022
PMIERs Sufficiency Ratio4,[9]	161%	162%	165%

•	Enact paid a quarterly dividend of $0.16 per share and a special dividend of $0.71 per share in the current quarter

•	Estimated sufficiency ratio was 161 percent, $1,887 million above requirements

[7]	Reflects Genworth’s ownership excluding noncontrolling interests of $28 million, $31 million and $27 million in the fourth and third quarters of 2023 and fourth quarter of 2022, respectively.
[8]

Reflects Genworth’s ownership of equity including accumulated other comprehensive income and excluding noncontrolling interests of $855 million, $822 million and $755 million in the fourth and third quarters of 2023 and fourth quarter of 2022, respectively.

[9]	The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.

Long-Term Care Insurance

GAAP Operating Metrics	Q4 2023	Q3 2023	Q4 2022
(Amounts in millions)
Adjusted operating income (loss)	$(151)	$(71)	$204
Premiums	$615	$621	$639
Net investment income	$489	$482	$470
Liability remeasurement gains (losses)	$(188)	$(104)	$255
Cash flow assumption updates	(61)	6	303
Actual to expected experience	(127)	(110)	(48)

•	Premiums related to IFAs of $255 million pre-tax, up $10 million versus the prior year

•	Net investment income up versus the prior quarter and prior year, driven primarily by higher limited partnership income

•	Liability remeasurement loss of $188 million pre-tax; unfavorable after-tax impact of $149 million

•

Unfavorable impact of $61 million pre-tax from assumption updates, primarily related to updates to healthy life assumptions to better reflect near-term experience, partially offset by a favorable update to disabled life mortality assumptions for expected short-term trends. Updates also included assumptions for future IFA approvals and benefit reductions based on recent favorable experience and reflection of the Choice II legal settlement, which had a muted income statement impact in the current quarter because it primarily impacted profitable uncapped cohorts

•

Unfavorable actual experience versus best estimate liability assumptions of $127 million pre-tax, or $0.22 after-tax per diluted share, primarily on unprofitable capped cohorts driven by higher claims and unfavorable legal settlement timing impacts

•

Liability remeasurement gain of $255 million pre-tax in the prior year included favorable assumption updates of $303 million pre-tax, largely related to the PCS I and II legal settlement, which primarily impacted capped cohorts

Life and Annuities

GAAP Adjusted Operating Income (Loss)	Q4 2023	Q3 2023	Q4 2022
(Amounts in millions)
Life Insurance	$(206)	$(25)	$1
Fixed Annuities	9	17	14
Variable Annuities	14	5	8

Total Life and Annuities	$(183)	$(3)	$23

Life Insurance

•

Life insurance results included an unfavorable $179 million after-tax impact for the annual assumption updates in the current quarter, primarily from persistency assumptions related to certain universal life (UL) products with secondary guarantees and mortality assumptions for term UL, UL and term products, including more modest mortality improvement and expected short-term trends post-COVID

•	Mortality experience was unfavorable in the current quarter compared to the prior quarter and prior year

•	Deferred acquisition costs amortization expense was lower than prior year, primarily driven by lower lapses and block runoff

Annuities

•	Fixed annuities results included less favorable fixed payout annuity mortality compared to the prior quarter and lower net spreads primarily related to block runoff compared to the prior year

•	Variable annuities reported higher adjusted operating income from favorable assumption updates, as well as favorable mortality compared to the prior quarter

U.S. Life Insurance Companies10 Statutory Results and RBC

(Dollar amounts in millions)	Q4 2023	Q3 2023	Q4 2022
Statutory Pre-Tax Income (Loss)[4]	$148	$30	$230
Long-Term Care Insurance	(9)	21	(58)
Life Insurance	82	(40)	144
Fixed Annuities	16	32	31
Variable Annuities	59	17	113
GLIC Consolidated RBC Ratio[4]	303%	291%	291%

•	Statutory pre-tax income was $148 million in the current quarter, driven by:

•

LTC continues to benefit from premium increases and benefit reductions from IFAs, including more favorable impacts from reserve releases related to legal settlements compared to the prior quarter, but this benefit was more than offset by higher claims as the block ages

•	LTC results also included a $87 million increase in cash flow testing reserves in GLICNY, partially offset by a net $29 million pre-tax benefit from assumption updates

•

Life insurance results included a $99 million pre-tax favorable impact from assumption updates, primarily related to certain UL products with secondary guarantees, as a favorable change in the prescribed reinvestment rate more than offset the unfavorable assumption updates for persistency and mortality

•	Fixed annuities reflect less favorable mortality as well as lower net spread income from block runoff

•	Variable annuity reserves include net benefit as equity market and interest rate movements were more favorable than the prior quarter

[10]	Genworth’s principal U.S. life insurance companies: GLIC, GLAIC and GLICNY.

•

Current quarter GLIC consolidated RBC ratio was 303 percent, up from the prior year driven primarily by earnings in annuities, including a net benefit to variable annuities from the impact of equity market and interest rate performance in the year, and the net favorable impact of assumption updates, primarily in life insurance

•	Cash flow testing margin in GLIC for 2023 was within the $0.5-$1.0 billion range after the completion of assumption updates

Corporate and Other

•

The current quarter adjusted operating loss was $25 million, up from $18 million in the prior quarter and $9 million in the prior year, primarily from taxes and expenses related to new growth initiatives with CareScout

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q4 2023	Q3 2023	Q4 2022
Holding Company Cash and Liquid Assets[11],[12]	$350	$232	$307

•	Cash and liquid assets of $350 million remained above the company’s cash target of two-times annual debt service

•

Cash inflows during the current quarter consisted of $64 million from intercompany tax payments and $128 million from Enact capital returns, which included a $21 million quarterly dividend, a $92 million special dividend and $15 million in share repurchase proceeds

•	Current quarter cash outflows included $35 million in share repurchases, $21 million related to debt servicing costs and the repurchase of $21 million principal of the company’s 2034 and 2066 debt

Returns to Shareholders

•	In the fourth quarter of 2023, the company repurchased $35 million of its common stock at an average price of $5.90 per share

•	Subsequently, the company repurchased an additional $25 million of its common stock at an average price of $6.13 per share, approximately 443 million shares were outstanding as of February 13, 2024

[11]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[12]	Genworth Holdings, Inc. held no short-term investments or U.S. government securities as of December 31, 2023, September 30, 2023 and December 31, 2022.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, http://investor.genworth.com.

Genworth will conduct a conference call on February 22, 2024 at 9:00 a.m. (ET) to discuss its fourth quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 6245584; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Contact Information:

Investors:	Brian Johnson
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Use of Non-GAAP Measures

Management uses non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share” to evaluate performance and allocate resources. Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss), among other key performance indicators, as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) or net income (loss) per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three and twelve months ended December 31, 2023 and 2022, as well as the three months ended September 30, 2023 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Long-duration targeted improvements

On January 1, 2023, the company adopted new GAAP accounting guidance that significantly changed the recognition and measurement of long-duration insurance contracts, commonly known as LDTI. This accounting guidance impacted the company’s LTC, life insurance and annuity products and was applied as of January 1, 2021. While the new guidance has had a significant impact on existing GAAP financial statements and disclosures, it does not impact the cash flows or underlying economics of the business, business strategy, statutory net income (loss) or RBC of the U.S. life insurance companies, and it does not have an impact on the Enact segment, Corporate and Other or management of capital. All prior period information herein has been re-presented to reflect the adoption of LDTI.

All financial information in this press release is based on the company’s implementation of LDTI and is currently unaudited. It is possible that the final audited financial results may differ, perhaps materially, from the information included in this press release.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative amount of rate action benefits required for the company’s long-term care insurance business; future financial performance, including the expectation that adverse quarterly variation from actual to expected variances in the company’s long-term care insurance business could persist resulting in future remeasurement losses; future financial condition of the company’s businesses; liquidity and new lines of business or new products and services, such as those the company is pursuing with our CareScout business (CareScout); as well as statements the company makes regarding the potential occurrence of a recession.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the inability to successfully launch new lines of business or new products and services, such as those the company is pursuing with CareScout;

•

the company’s failure to maintain self-sustainability of its long-term care insurance business, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of its future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses and/or the inability to establish new long-term care insurance business;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);

•	the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing;

•

adverse changes to the structure, or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of high inflation, labor shortages, displacements related to COVID and elevated interest rates, including actions taken by the U.S. Federal Reserve to increase interest rates to combat inflation and slow economic growth, which could heighten the risk of a future recession; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors, including political and economic instability or changes in government policies, and fluctuations in international securities markets;

•

rating downgrades or potential downgrades in liquidity, financial strength and credit ratings; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•	changes in tax rates or tax laws, or changes in accounting and reporting standards;

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•	the inability to retain, attract and motivate qualified employees or senior management;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine and the Israel-Hamas conflict), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems, cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors such as the MOVEit cybersecurity incident; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 28, 2023.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions you against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2023
	2023	2022	2023	2022
Revenues:
Premiums	$904	$918	$3,636	$3,680	$915
Net investment income	810	787	3,183	3,146	801
Net investment gains (losses)	38	(5)	23	(2)	(43)
Policy fees and other income	159	167	646	671	158

Total revenues	1,911	1,867	7,488	7,495	1,831

Benefits and expenses:
Benefits and other changes in policy reserves	1,233	1,209	4,783	4,303	1,199
Liability remeasurement (gains) losses	416	(267)	587	(290)	116
Changes in fair value of market risk benefits and associated hedges	14	(56)	(12)	(104)	(24)
Interest credited	124	125	503	504	127
Acquisition and operating expenses, net of deferrals	248	225	942	1,285	228
Amortization of deferred acquisition costs and intangibles	63	74	264	326	65
Interest expense	30	28	118	106	30

Total benefits and expenses	2,128	1,338	7,185	6,130	1,741

Income (loss) from continuing operations before income taxes	(217)	529	303	1,365	90
Provision (benefit) for income taxes	(36)	119	104	319	30

Income (loss) from continuing operations	(181)	410	199	1,046	60
Loss from discontinued operations, net of taxes	(2)	(2)	—	—	—

Net income (loss)	(183)	408	199	1,046	60
Less: net income from continuing operations attributable to noncontrolling interests	29	27	123	130	31
Less: net income from discontinued operations attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(212)	$381	$76	$916	$29

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	$(210)	$383	$76	$916	$29
Loss from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(2)	(2)	—	—	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(212)	$381	$76	$916	$29

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.47)	$0.77	$0.16	$1.82	$0.06

Diluted	$(0.47)	$0.76	$0.16	$1.79	$0.06

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.47)	$0.77	$0.16	$1.82	$0.06

Diluted	$(0.47)	$0.76	$0.16	$1.79	$0.06

Weighted-average common shares outstanding:
Basic	449.4	496.5	468.8	504.4	460.5

Diluted[6]	449.4	502.9	474.9	510.9	466.0

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2023
	2023	2022	2023	2022
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(212)	$381	$76	$916	$29
Add: net income from continuing operations attributable to noncontrolling interests	29	27	123	130	31
Add: net income from discontinued operations attributable to noncontrolling interests	—	—	—	—	—

Net income (loss)	(183)	408	199	1,046	60
Less: loss from discontinued operations, net of taxes	(2)	(2)	—	—	—

Income (loss) from continuing operations	(181)	410	199	1,046	60
Less: net income from continuing operations attributable to noncontrolling interests	29	27	123	130	31

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(210)	383	76	916	29
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	(38)	5	(25)	2	43
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[14]	13	(64)	(22)	(142)	(26)
(Gains) losses on early extinguishment of debt	(1)	(1)	(2)	6	—
Expenses related to restructuring	—	1	4	2	—
Pension plan termination costs	—	2	—	8	—
Taxes on adjustments	6	12	10	26	(4)

Adjusted operating income (loss)	$(230)	$338	$41	$818	$42

Adjusted operating income (loss):
Enact segment	$129	$120	$552	$578	$134
Long-Term Care Insurance segment	(151)	204	(242)	320	(71)
Life and Annuities segment:
Life Insurance	(206)	1	(275)	(111)	(25)
Fixed Annuities	9	14	50	62	17
Variable Annuities	14	8	37	21	5

Total Life and Annuities segment	(183)	23	(188)	(28)	(3)

Corporate and Other	(25)	(9)	(81)	(52)	(18)

Adjusted operating income (loss)	$(230)	$338	$41	$818	$42

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.47)	$0.77	$0.16	$1.82	$0.06

Diluted	$(0.47)	$0.76	$0.16	$1.79	$0.06

Adjusted operating income (loss) per share:
Basic	$(0.51)	$0.68	$0.09	$1.62	$0.09

Diluted	$(0.51)	$0.67	$0.09	$1.60	$0.09

Weighted-average common shares outstanding:
Basic	449.4	496.5	468.8	504.4	460.5

Diluted[6]	449.4	502.9	474.9	510.9	466.0

[13]	Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $2 million for the twelve months ended December 31, 2023.
[14]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(1) million and $(8) million for the three months ended December 31, 2023 and 2022, respectively, $(10) million and $(38) million for the twelve months ended December 31, 2023 and 2022, respectively, and $(2) million for the three months ended September 30, 2023.